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                                   Exhibit 23

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Protective Life Corporation on Form S-8 (File No. 2-91276) of our report, which includes an explanatory paragraph with respect to changes in the Company's methods of accounting for certain investments in debt and equity securities in 1993 and postretirement benefits other than pensions in 1992, dated
February 14, 1994, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation as of December 31, 1993 and 1992 and for the years ended Decmember 31, 1993, 1992 and 1991 which report is included or incorporated by reference in this Annual Report on Form 10-K.

/s/ Coopers & Lybrand
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COOPERS & LYBRAND

March 25, 1994